CONSENT

We have issued our report dated January 21, 2000, except for Notes K and N for which the date is March 23, 2000, accompanying the consolidated financial statements of Sensar Corporation and Subsidiaries, in the Annual Report on Form 10-K, as amended by Form 10-K/A filed on October 6, 2000, for the year ended December 31, 1999, which are incorporated by reference in Amendment No. 4 to the Form S-4 Registration Statement and Joint Proxy Statement/Prospectus. We consent to the incorporation by reference of the aforementioned report in the Registration Statement and Joint Proxy Statement/Prospectus and to the use of our name as it appears under the caption "Experts".

                                          /s/ GRANT THORNTON LLP

                                          GRANT THORNTON LLP

Salt Lake City, Utah
October 6, 2000